Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RingCentral, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-234647) on Form S-3 and registration statements (Nos. 333-191433, 333-202367, 333-209794, 333-216297, 333-223228, and 333-229898) on Form S-8 of RingCentral, Inc. of our report dated February 26, 2020, with respect to the consolidated balance sheets of RingCentral, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of RingCentral, Inc.
Our report dated February 26, 2020 contains an explanatory paragraph that states that RingCentral, Inc. acquired Connect First, Inc. on January 14, 2019, and management excluded from its assessment of the effectiveness of RingCentral, Inc.’s internal control over financial reporting as of December 31, 2019, Connect First, Inc.’s internal control over financial reporting associated with approximately 3% of consolidated total assets and approximately 1% of consolidated total revenues included in the consolidated financial statements of RingCentral, Inc. as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of RingCentral, Inc. as of December 31, 2019 also excluded an evaluation of internal control over financial reporting of Connect First, Inc.
Our report on the consolidated financial statements refers to RingCentral, Inc.’s adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of January 1, 2019.
/s/ KPMG LLP

Santa Clara, California
February 26, 2020